EXHIBIT 10.1

EXECUTION COPY

Cloud Contact Center Software

April 7, 2018

Mr. Rowan Trollope

Dear Rowan,

We are very pleased to offer you employment with Five9, Inc. (“Company” or “Five9”) for the position of Chief Executive Officer (“CEO”). You shall have the usual duties of a CEO, including, without limitation, managing the day-to-day business of the Company, developing the Company’s strategic direction, business plans, and financing and capitalization opportunities, supervising the Company’s executives, communicating with the Company’s Board of Directors (“Board”) and the Company’s stockholders, and evaluating, negotiating, and executing significant business transactions on behalf of the Company, as well as such other duties as may be assigned to you from time to time by the Board. You shall report to the Board.

You shall serve as a member of the Board during your employment with the Company, and you may be asked to serve as a director of one or more subsidiaries or affiliates of the Company. Upon the severance of your employment for any reason, you shall be deemed to have resigned from the Board and from all other positions as an officer or director of any of the Company’s subsidiaries or affiliates.

You agree that during your employment with the Company, you will (i) devote as much time and effort as reasonably necessary for the performance of your responsibilities under this letter, (ii) refrain from engaging in services of any kind (whether as an employee, independent contractor, owner, director, partner, advisor or in any other capacity) on behalf of a business that, as determined by the Board in its reasonable discretion, directly competes with the Company (or any of its subsidiaries or affiliates), and (iii) refrain from providing services of any kind or engage in any other business activity that would materially interfere with the performance of your duties as CEO. Your service on the boards of directors (or similar body) of other business entities, or the provision of other services to other business entities, is subject to the prior approval of the Board, which shall not be unreasonably withheld. You are permitted to continue your current level of activity with each of the entities listed on Exhibit A and if you no longer serve on the board of directors of Verifone in the future, you will be permitted to serve as a member of the board of another public company, provided such company is not competitive with the Company, such service will not interfere with the effective discharge of your duties and responsibilities to the Company, and such service would not damage the reputation of the Company, in each case in the reasonable discretion of the Company’s Nominating and Governance Committee in consultation with you. The Company shall have the right to require you to resign from any board or similar body on which you may then serve if the Board reasonably determines that your service on such board or body interferes with the effective discharge of your duties and responsibilities to the Company or that

Five9, Inc.
4000 Executive Parkway, Suite 400
San Ramon, CA 94583

www.five9.com

any business related to such service is then in competition with any business of the Company or any of its affiliates, successors or assigns. You will also follow the Company’s policies and procedures (including its policies protecting other employees against discrimination and sexual harassment) as described to you from time to time.

Your expected employment start date is May 3, 2018. In this position, you will receive an annual base salary of $575,000, less applicable withholdings, paid according to the Company’s standard payroll practices. In addition, you will be eligible to earn an annual bonus with a target amount of 115% of base salary, less applicable withholdings, subject to the terms of the Company’s 2018 Executive Bonus Program (“Bonus Program”) and based on the objectives set forth in the Bonus Program. Your bonus will be determined based solely on the Company’s performance against the objectives set forth in the Bonus Program. If earned, your bonus will be paid on a quarterly basis and any bonus paid for your first quarter of employment will be pro-rated based on your start date. The Compensation Committee retains sole discretion to determine both eligibility and the amount of any bonus you are eligible to receive.

The Company will grant you an award of restricted stock units (“RSU”) covering a number of shares of Company common stock with a target dollar value of $14 million, as determined under the Company’s Equity Award Grant Policy in effect on the date of this letter. Assuming your employment start date is May 3, 2018, in accordance with the Company’s Equity Award Grant Policy, the RSU would have a grant date of May 17, 2018, would have a vesting commencement date of June 3, 2018 (pursuant to the Company’s standard vesting terms) and would vest as to 1/3rd of the total number of shares subject to the RSU on June 3, 2019, and as to 1/12th of such total number of shares on each September 3, December 3, March 3 and June 3 thereafter, so that the RSU is fully vested on June 3, 2021, subject to your continued service on each vesting date; provided, however, that if you incur an Involuntary Termination Without Cause (as defined below) prior to June 3, 2019, the RSU will become vested in a number of shares that would have otherwise become vested through the date of your Separation from Service (as defined in the KESP, as defined below) if the RSU had been subject to quarterly vesting without a one-year cliff on the same schedule as set forth above. The RSU will be governed by the Company’s 2014 Equity Incentive Plan and standard form of RSU award agreement.

The Company has adopted the Key Employee Severance Benefit Plan (“KESP”), and you will be eligible for benefits provided under the KESP as a Tier 1 Participant, with the definition of Involuntary Termination Without Cause including a Constructive Termination using the definition set forth below. If, at any time during your employment as Chief Executive Officer, (i) the KESP expires or is terminated and is not replaced with a new plan, contract or arrangement providing total severance benefits that are at least as favorable in the aggregate to you, or (ii) if your severance benefits under the KESP are reduced, you will continue to be eligible to receive the severance benefits set forth in the KESP for a Tier 1 Participant in effect as of the date of this letter. “Constructive Termination” means the Participant’s resignation from all positions he or she then holds with the Company, resulting in a Separation from Service, because one of the following events or actions is undertaken without the Participant’s written consent: (i) a material diminution in the Participant’s authority, duties or responsibilities (which would include a failure to remain as the primary executive officer of the resulting combined entity after a Change in Control); (ii) a material reduction in the Participant’s annual base salary (other than a reduction that affects all senior executives of the Company to a similar degree), which the parties agree is a reduction of ten percent (10%) or more; (iii) a material adverse change in the geographic location of the principal offices at which the Participant must perform the Participant’s services, which the parties agree is a change that increases the Participant’s one way commute by more than forty (40) miles; or (iv) the successor entity or surviving corporation in a Change in Control refuses to materially assume and comply with the terms of the Plan. An event or action will not give the Participant grounds for Constructive Termination unless (A) the Participant gives the Company written notice within sixty (60) days after the initial existence of the event or action that the Participant intends to resign in a Constructive Termination due to such event or action; (B) the event or action is not reasonably cured by the Company within thirty (30) days after the Company receives written notice from the Participant; and (C) the Participant’s Separation from Service occurs within thirty (30) days after the end of the cure period. Capitalized terms set forth in this paragraph (other than Constructive Termination) have the meaning set forth in the KESP.

As a full-time employee of the Company, you will be eligible to participate in Company-sponsored vacation policies and employee benefits and be a member of any employee benefit plans that the Company may establish and that are generally available to other executives of the Company. Currently, these benefits include medical, dental and vision. In the near future, we will provide you more detailed information about these benefits, including eligibility rules.

Employment at the Company is “at will.” This means that you are free to resign at any time with or without cause or prior notice. Similarly, the Company is free to terminate its employment relationship with you at any time, with or without cause or prior notice. As you know, Five9 is involved in a highly competitive and quickly evolving industry. Although your job duties, title, compensation and benefits, as well as the Company’s policies and procedures, may change from time-to-time, the “at-will” nature of your employment may only be changed in a document signed by you and the Executive Chairman of the Board (or the Chairman of the Board, if there is not an Executive Chairman). Your employment with the Company is subject to Five9’s general employment policies, many of which are described in the Five9 Employee Handbook.

You hereby agree not to use, disclose to the Company or induce the Company to use any confidential, proprietary or trade secret information or material belonging to others which comes (or has come) into your knowledge or possession at any time, nor will you use any such information or material in the course of your employment with the Company, absent authorization from the third-party that owns the information and the Company. You also agree not to ask any applicant, employee or other person to engage in such activities, absent authorization from the third-party that owns the information and the Company. In the event you believe that your work at the Company would make it difficult for you not to disclose to the Company any confidential, proprietary or trade secret information or materials belonging to others, you will immediately provide written notice to the Board and the Human Resources Department. You further confirm that you have no other agreements, relationships with or commitments to any other person or entity that conflict with your obligations as an employee of the Company (including but not limited to noncompetition and non-solicitation agreements), and you represent that your employment will not require you to violate any obligation to or confidence with any other entity or person.

Your employment pursuant to this offer is contingent on the following: (1) your signing of the Company’s Agreement Regarding Confidential Information, Intellectual Property, Non-Solicitation; (2) your ability to provide the Company with the legally-required proof of your identity and authorization to work in the United States; (3) the Company’s satisfaction that you will not be in violation of any non-compete, proprietary invention and information agreements, or any other similar agreement between you and any current or former employer; and (4) your signing of the Company’s Mutual Arbitration Agreement.

Rowan, we hope that you will accept our employment offer on the above terms and conditions, which can be modified only in writing as signed by the Executive Chairman of the Board (or Chairman of the Board, if there is not an Executive Chairman). This letter sets forth the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral, including any other agreement between you and the Company. To accept our offer, please return one copy of your signed letter to me at your earliest convenience.

[Signature page follows]

Please contact me if you have any questions whatsoever about this letter or your employment. We are looking forward to you joining us as the Chief Executive Officer of Five9.

Sincerely,

/s/ Michael J Burkland

Michael Burkland
Executive Chairman of the Board

I have read and accept this employment offer:

/s/ Rowan Trollope
Rowan Trollope

4/8/2018
Date

Exhibit A

Outside Activities

Verifone    Member of Board of Directors and Audit Committee
AccelepriseSF    Non-operating General Partner
Optserve Corp.    Founder and President